Exhibit 5.1

May 11, 2012 Coca-Cola Bottling Co. Consolidated 4100 Coca-Cola Plaza Charlotte, NC 28211	Moore &Van Allen PLLC Attorneys at Law Suite 4700 100 North Tryon Street Charlotte, NC 28202-4003 T 704 331 1000 F 704 331 1159 www.mvalaw.com

Re:	Registration Statement on Form S-8 Relating to 250,000 Shares of Common Stock Reserved for Issuance under the Coca-Cola Bottling Co. Consolidated Amended and Restated Long-Term Performance Plan

Ladies and Gentlemen:

We have acted as counsel to Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register 250,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), which may be issued pursuant to the Coca-Cola Bottling Co. Consolidated Amended and Restated Long-Term Performance Plan (the “Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

In rendering our opinion, we have examined, and are familiar with, and have relied as to factual matters solely upon, originals or copies certified, or otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary or appropriate for the purpose of the opinion set forth herein, including, without limitation (i) the Registration Statement, (ii) the Plan, (iii) the Restated Certificate of Incorporation of the Company and the Company’s Bylaws, as amended to date, and (iv) all actions of the Company’s board of directors and stockholders reflected in the Company’s minute book (collectively, the “Registration Documents”).

In all such examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or reproduction copies and, to the extent applicable, the due authorization, execution and delivery of such documents by all applicable parties. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assumed the accuracy of statements contained in the Registration Documents and certificates or comparable documents and oral or written statements and other information of or from public officials and officers and representatives of the Company and others.

To the extent it may be relevant to the opinion expressed below, we have assumed that the Company will have sufficient authorized but unissued shares of Common Stock on the date of any issuance of the Shares registered pursuant to the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, when certificates representing the Shares in the proper form have been signed by an authorized officer of the transfer agent and registrar therefor, and have been issued by the Company against payment therefore in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and duly granted or awarded in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action and the Shares will be validly issued, fully paid and nonassessable.

Charlotte, NC Research Triangle Park, NC Charleston, SC

May 11, 2012

The opinion set forth above is subject to the following:

(A) bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;

(B) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies), whether such principles are considered in a proceeding in equity or at law; and

(C) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and no opinion is expressed with respect to such law as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinion expressed herein that we may become aware of after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Moore & Van Allen PLLC